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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Somerset Hills Bancorp has one subsidiary, Somerset Hills Bank.

Somerset Hills Bank has three subsidiaries, Sullivan Financial Services, Inc.,

Somerset Hills Wealth Management Services, LLC

and Somerset Hills Title Group, LLC.